Exhibit 8.1
                                                                     -----------

                         [Hunton & Williams Letterhead]




                                February 12, 2002


Hersha Hospitality Trust
148 Sheraton Drive, Box A
New Cumberland, Pennsylvania  17070


                            Hersha Hospitality Trust
                            ------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------

Ladies and Gentlemen:

          We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-3 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on February 12, 2002 with respect to the issuance from time to time of up to 500,000 Priority Class A common shares of beneficial interest, par value $0.01 per share, of the Company (the "Priority Common Shares") in connection with the Company's Dividend Reinvestment Plan (the "Plan"). You have requested our opinion regarding certain U.S. federal income tax matters.

          The Company owns, through Hersha Hospitality Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), and its subsidiary partnerships (the "Subsidiary Partnerships"), interests in 18 hotels and associated personal property (the "Hotels"). Hersha Hospitality, LLC, a wholly-owned subsidiary of the Operating Partnership ("Hersha LLC"), is the general partner, and the Operating Partnership is the limited partner, of each Subsidiary Partnership. The Operating Partnership and the Subsidiary Partnerships lease (i) 14 of the Hotels to Hersha Hospitality Management, L.P., a Pennsylvania limited partnership ("HHMLP"), pursuant to substantially similar operating lease agreements (the "HHMLP Leases"), and (ii) four of the Hotels to subsidiaries of Noble Investment Group, Ltd. ("Noble") pursuant to substantially similar operating lease agreements (the "Noble Leases" and, together with the HHMLP Leases, the "Leases").

          In giving this opinion letter, we have examined the following:

Hersha Hospitality Trust
February 12, 2002
Page 2

     1. the Company's Amended and Restated Declaration of Trust, filed on January 15, 1999 with the Department of Assessments and Taxation of the State of Maryland;

     2.     the Company's Bylaws;

     3. the Registration Statement, including the prospectus contained as part thereof (the "Prospectus");

     4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 26, 1999 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;

     5.     the partnership agreements governing the subsidiary partnerships;

     6.     the Leases; and

     7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinion rendered below, we have assumed, with your consent, that:

     1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during its taxable year ending December 31, 2001 and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated February 12, 2002 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

     3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the partnership agreements of the Subsidiary Partnerships (the "Subsidiary Partnership Agreements") after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

     4. each partner of the Operating Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

Hersha Hospitality Trust
February 12, 2002
Page 3

     5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

     6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

          In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. Where such factual representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

          Based on the documents and assumptions set forth above and the representations set forth in the Officer's Certificate, we are of the opinion that the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1999 and December 31, 2001, and the Company's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2002 and future taxable years.

          We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in

Hersha Hospitality Trust
February 12, 2002
Page 4

the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

          The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the persons who acquire Priority Common Shares pursuant to the Plan, and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                    Very truly yours,


                                    /s/  Hunton & Williams